Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2021 Equity Incentive Plan of Forward Industries, Inc. and Subsidiaries of our report dated December 27, 2024 (except Notes 1, 2 and 3, as to which the date is September 16, 2025 and Note 16, as to which date is December 11, 2025), with respect to the consolidated financial statements of Forward Industries, Inc. and Subsidiaries for the year ended September 30, 2024. Our audit report includes an explanatory paragraph relating to Forward Industries, Inc. and Subsidiaries’ ability to continue as a going concern.

We also consent to the reference to our firm under the caption “Experts.”

/s/ CohnReznick LLP

Holmdel, New Jersey

May 1, 2026